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EXHIBIT 99

              EMRISE CORPORATION ANNOUNCES EXCHANGE LISTING LETTER

RANCHO CUCAMONGA, Calif.--(BUSINESS WIRE)--May 16, 2006--EMRISE CORPORATION (NYSE Arca:ERI), a multi-national manufacturer of defense and aerospace electronic components and communications equipment, today announced that on May 15, 2006, the Company received a letter from NYSE Arca Equities, Inc. staff ("Staff") indicating that the Company's common stock price per share does not comply with the minimum $1.00 price required for continued listing by NYSE Arca Equities Rule 5.5(h)(4). The Staff noted that since March 31, 2006, the price per share of the Company's common stock has averaged below $1.00 for 30 consecutive trading days. At the request of the Staff, the Company intends to submit to the Staff no later than June 5, 2006, a plan that describes how the Company intends to regain compliance with the $1.00 price criteria in order to retain its listing.

About EMRISE CORPORATION

EMRISE Corporation is a multi-national manufacturer of defense and aerospace electronic components and communications equipment. EMRISE's electronic components group, which consists of EMRISE Electronics Corporation and its international subsidiaries, provides custom power conversion, RF components and subsystems as well as digital and rotary switches to the North American, European and Asian electronic components market. These products are primarily used for defense, aerospace and industrial applications. EMRISE's communications equipment group, consisting of CXR Larus Corporation and its subsidiary CXR Anderson Jacobson, provides network access, satellite timing and synchronization and transmission products as well as communications test equipment to the North American, European and Asian communications industry. Founded in 1983, EMRISE operates out of facilities in the United States, England, France and Japan. As of April 30, 2006, EMRISE had a total of 310 employees in its various subsidiaries and divisions. Website: www.emrise.com. Listed on NYSE Arca under the ticker symbol: ERI.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release, including without limitation, the timing and content of any compliance plan to be prepared by the Company for submission to the Staff, are forward-looking statements that involve a number of risks and uncertainties. Actual future events could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, any determination that the Staff may make as to the Company's listing status and compliance, and other risks detailed from time to time in the Company's public statements and its periodic reports and other filings with the Securities and Exchange Commission.

Contact:

Carmine T. Oliva, Chief Executive Officer
(909) 987-9220